                                                                   EXHIBIT 12.1

                      THE ROUSE COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS
                            (DOLLARS IN THOUSANDS)

                                        YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                1995      1994      1993      1992      1991
                              --------  --------  --------  --------  --------
Earnings (loss) before
 income taxes, extraordinary
 loss and cumulative effect
 of change in accounting
 principle..................  $ 10,169  $ 13,336  $  3,072  $(20,783) $  5,245
Fixed charges:
 Interest costs.............   219,838   220,971   219,705   221,907   219,538
 Capitalized interest.......    (6,875)   (7,388)   (8,899)  (15,098)  (21,243)
 Amortization of debt issu-
  ance costs................     2,527     2,146     2,801     3,571     3,173
 Distributions on Company-
  obligated mandatorily
  redeemable preferred
  securities of a trust
  holding solely Parent
  Company subordinated debt
  securities................     1,204         0         0         0         0
 Portion of rental expense
  representative of interest
  factor(1).................     8,266    10,788    15,988    14,739    15,265
 Support for debt service
  costs provided to affili-
  ates accounted for under
  the equity method.........         0         0        31       389     1,106
Adjustments to earnings
 (loss):
 Minority interest in
  earnings of majority-owned
  subsidiaries having fixed
  charges...................     2,026     2,234     1,909     1,747     2,118
 Undistributed earnings of
  less than 50%-owned
  subsidiaries..............      (189)     (564)      (68)      (84)     (540)
 Previously capitalized in-
  terest amortized into
  earnings:
  Depreciation of operating
   properties(2)............     3,764     3,670     3,605     3,474     3,145
   Cost of land sales(3)....     1,421     1,580     1,627     1,295       928
                              --------  --------  --------  --------  --------
   Earnings available for
    combined fixed charges
    and Preferred stock
    dividend requirements...  $242,151  $246,773  $239,771  $211,157  $228,735
                              ========  ========  ========  ========  ========
Combined fixed charges and
 Preferred stock dividend
 requirements:
 Interest costs.............  $219,838  $220,971  $219,705  $221,907  $219,538
 Amortization of debt issu-
  ance costs................     2,427     2,146     2,801     3,571     3,173
 Distributions on Company-
  obligated mandatorily re-
  deemable preferred securi-
  ties of a trust holding
  solely Parent Company sub-
  ordinated debt securi-
  ties......................     1,204         0         0         0         0
 Portion of rental expense
  representative of interest
  factor(1).................     8,266    10,788    15,988    14,739    15,265
 Support for debt service
  costs provided to affili-
  ates accounted for under
  the equity method.........         0         0        31       389     1,106
 Preferred stock dividend
  requirements(4)...........    24,402    21,802    18,968         0         0
                              --------  --------  --------  --------  --------
 Total combined fixed
  charges and Preferred
  stock dividend
  requirements..............  $256,237  $255,707  $257,493  $240,886  $239,082
                              ========  ========  ========  ========  ========
Ratio of earnings to com-
 bined fixed charges and
 Preferred stock dividend
 requirements...............       --        --        --        --        --
                              ========  ========  ========  ========  ========

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(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $3,644,000, $6,232,000, $10,006,000, $8,106,000, and $8,458,000 for the years ended December 31, 1995, 1994, 1993, 1992, and 1991, respectively.
(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.
(3) Represents 10% of costs of land sales, the portion of such coat considered to be a reasonable estimate of the interest factor.
(4) Represents estimated pre-tax earnings required to cover Preferred stock dividends. All amounts are calculated based on actual Preferred stock dividends and an estimated effect tax rate of 40%.
(5) Total combined fixed charges and Preferred stock dividend requirements exceeded the Company's earnings available for combined fixed charges and Preferred stock dividend requirements by $14,086,000, $8,934,000, $17,722,000, $29,449,000, and $10,347,000, for the years ended December
    31, 1995, 1994, 1993, 1992, and 1991, respectively.